Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	Ron Zollars, San Diego	Zuraidah Hashim, Washington
	858/826-7896	703/676-2541
	zollarsr@saic.com	hashimz@saic.com

SAIC ANNOUNCES FINANCIAL RESULTS FOR FISCAL YEAR 2003

(SAN DIEGO) April 14, 2003 — Science Applications International Corporation (SAIC) today announced results for the fiscal year ended January 31, 2003 (Fiscal 2003).

                SAIC achieved revenues of $5.9 billion, reflecting a growth rate of 2 percent over the previous year’s revenues of $5.8 billion.  Revenue from our regulated segment, primarily federal government customers, increased 12 percent over the prior year.  Due to the continued slowdown in the telecommunications industry, revenues from our telecommunications commercial customers decreased 25 percent.  In addition, our other commercial revenues decreased 3 percent, largely due to the reduced contract spending on outsourcing initiatives by our customers in the energy industry.

SAIC’s operating income for Fiscal 2003 was $499 million, compared to $432 million for Fiscal 2002.  The increase in operating income was driven by improved performance in the government business, as well as by lower overall costs at the company’s Telcordia Technologies telecommunications subsidiary due to the restructuring and cost control efforts undertaken in Fiscal 2002 and 2003.

Non-operating expense items for Fiscal 2003 totaled $142 million compared to $417 million in Fiscal 2002.  The majority of the change from the prior year resulted from $134 million of net loss on marketable securities and other investments in Fiscal 2003 compared to $456 million of net loss on marketable securities and other investments in Fiscal 2002.  The majority of the Fiscal 2003 net loss related to impairment charges for private equity investments held in the company’s investment portfolio, experienced during the continued downturn in the technology market during the year.  In Fiscal 2002,

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 the majority of the net loss related to impairment charges on the company’s public equity investment in VeriSign, Inc. during a period of steep technology market decline.  In Fiscal 2003, the company liquidated its investments and related equity collars in VeriSign and Amdocs Limited for gross proceeds of $631 million.  As a result of these transactions and other investment activities, including the impairment charges, the company’s investment portfolio is now $128 million as compared to $1 billion at the end of

Fiscal 2002.

Net income for Fiscal 2003 was $246 million compared to $19 million in Fiscal 2002, and increased primarily due to the improved operating performance and the lower impairment charges described above.

                “I’m proud that we’ve been able to achieve consistent growth by delivering quality service to our customers for 34 years,” said Dr. J. Robert Beyster, SAIC chairman, president and chief executive officer.  “Providing quality service has never been more important than now, during this time when our government and country need our support the most.  Through the hard work and dedication of our employee owners we will continue to deliver at the highest level.”

Revenues for the fourth quarter of Fiscal 2003 were $1.54 billion, compared to $1.46 billion in the fourth quarter of Fiscal 2002, as growth in government revenues was partially offset by revenue reductions in our telecommunications and other commercial business.  Operating income in the fourth quarter was $117 million in Fiscal 2003, compared to $129 million in Fiscal 2002 and decreased largely due to lower operating income generated by Telcordia as a result of the decrease in its revenues.  The fourth quarter net income was $81 million in Fiscal 2003 compared to a net loss of $158 million in Fiscal 2002, and improved primarily as a result of lower impairment charges on the company’s investment portfolio.

                Recent political and economic events in Venezuela have impacted the operations of the company’s joint venture, INTESA. INTESA was formed in January 1997 with Venezuela’s national oil company, PDVSA, to provide information technology (IT) services in Latin America.  In December 2002, an embargo and general work force strike occurred in Venezuela that affected the petroleum sector, including PDVSA and

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INTESA.  For these and other reasons, INTESA suspended operations, and the operations of INTESA are not expected to resume.  Consequently, INTESA has been classified as a discontinued operation in the company’s consolidated financial statements and is excluded from the revenue and operating income described above.  INTESA’s revenues for Fiscal 2003 and 2002 were $215 million and $323 million, respectively, with a net loss of $261,000 in 2003 and a net income of $7 million in 2002.

“With contract awards of more than $8.4 billion last year, SAIC is prepared to continue our tradition of assisting government and commercial clients in solving their most challenging scientific and technical problems,” said Dr. Beyster.

SAIC continued to win several major contracts and task orders in the government and commercial marketplaces including:

•                  The Gateway/Defense Message System (DMS) contract from the Department of Interior’s GovWorks Federal Acquisition Center.  DMS is the secure messaging system that will replace the Department of Defense’s (DoD) legacy Automatic Digital Network.  The five-year contract has a potential ceiling value of $1 billion.

•                  A contract award from the Defense Information Systems Agency (DISA) to perform next generation engineering services for federal and DoD agencies worldwide.  This multiple award, indefinite-delivery/indefinite-quantity (IDIQ) contract will have a seven-year lifecycle and a total overall contract ceiling value of $1 billion.

•                  A 10-year contract with a total ceiling value of $690 million was awarded by the Defense Threat Reduction Agency (DTRA) to support their arms control, nonproliferation and homeland security initiatives.  Under the terms of the contract, SAIC will supply research and development services for DTRA programs to reduce the threats from weapons of mass destruction.

•                  An award from the National Guard Bureau to provide environmental engineering, scientific, and remediation support services for the Air National Guard and Army National Guard.  This multiple, IDIQ contract

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•      has a ceiling value of $598 million with one base and nine option years.

•                  A contract to provide consolidated IT infrastructure and managed services to BP in Houston, Texas.  The $360 million contract is for a four-year period to provide IT services to BP’s lower 48 state upstream business units in Houston.

•                  A contract award from the National Security Agency (NSA) to be the provider of the technology demonstration platform (TDP) phase of the TRAILBLAZER program.  The TDP phase of the NSA program currently is estimated at $280 million and will be performed over a period of 26 months.

•                  The Department of the Interior’s U.S. Geological Survey (USGS) Earth Resources Observation Systems (EROS) Data Center contract.  SAIC will provide scientific, engineering and operational technical support services to USGS.  The five-year contract, valued at approximately $155 million, will be supported at the EROS facility, located near Sioux Falls, S.D.

•                  A contract awarded to the Boeing-SAIC team to lead as system integrator for the U.S. Army’s Future Combat Systems (FCS) program.  The Defense Advanced Research Projects Agency, working with the Army, is the contracting agency.  The FCS contract has an expected value of $154 million, and represents a portion of the program which is estimated at $4 billion over the next five years.

•                  AMSEC LLC, a joint venture between SAIC and Northrop Grumman, was awarded a five-year, $93 million contract from the Naval Surface Warfare Center Philadelphia for engineering services and installation support associated with introduction of “Enabling Technologies” into U.S. Navy ships.  Enabling Technologies are designed to improve warfighting capabilities by reducing the sailor workload required to operate, maintain and train on the many and various Navy ship systems and equipment.

•                  A team led by SAIC was awarded a $60 million contract from the U.S. Navy Space and Naval Warfare Systems Center San Diego.  Under the

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agreement, SAIC will provide engineering and technical support services for the Submarine Communications Information and Command, Control, Communications, Computer and Intelligence Systems Division.

•                  A contract from the U.S. Customs Service to provide preventive and corrective maintenance and support for its Vehicle and Cargo Inspection System (VACIS) units throughout the United States and Puerto Rico.  Valued at $46.5 million, this contract will have a performance base of one year, with the option to renew for four years.  Since 1999, the company has been working with U.S. Customs on a series of contracts for various configurations of SAIC’s VACIS to reduce the smuggling of contraband across international borders.

•                  A contract award from Sandia National Laboratories (SNL) to provide technical desktop computer support to over a third of its computer user community.  The SNL contract has a potential value of more than $40 million, and will be performed over a two-year base period with four two-year options to renew.

•                  A contract from the Southeast Alaska Acoustic Measurement Facility, the Pacific Fleet component of the U.S. Navy’s acoustic signature program for submarines.  The 10-year task order contract has a value of up to $40 million if all options are awarded.

•                  A contract from Bristol-Myers Squibb Company (NYSE: BMY) to provide expanded information technology support to its Pharmaceutical Research Institute.  The expanded multi-million dollar contract has a performance period of three years.

•                  A task order to provide the U.S. Army Europe (USAREUR) the support required to consolidate USAREUR information technology services throughout Europe.  The cost-plus-fixed-fee task order has a potential value of $38 million.

•                  The signing of an estimated $31 million, three-year information technology services agreement with Calpine Corporation, an independent

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power company, based in San Jose, Calif.  SAIC will furnish help desk,

server, desktop support, network, voice and video services to more than 3,300 Calpine employees in 126 locations throughout the United States and Canada.

•                  The signing of a four-year outsourcing agreement with Alyeska Pipeline Service Company, headquartered in Anchorage, Alaska.  Under the terms of the agreement, SAIC will help reduce costs, and enhance business performance by integrating all information technology service lines and providing software management through SAIC’s Applications Solutions Center.

•                  An award from Ford Motor Company to provide engineering services aimed at standardizing vehicle electrical system designs.  Under the terms of the agreement, SAIC will apply its aerospace engineering experience and technology to the development of an electrical architecture to support Ford’s future vehicle designs.

SAIC enhanced its growth with several strategic acquisitions and mergers during Fiscal 2003, including:

•                  SAIC announced that it has acquired Arthur Andersen’s North American Oil and Gas Consulting Practice.  The team of management consultants joined SAIC as part of the company’s strategy to strengthen and grow its management consulting capabilities.

•                  SAIC completed the acquisition of Quality Research, Inc. (QRI).  Based in Huntsville, Ala., QRI specializes in the areas of information technology, modeling and simulation, training, and technical and engineering services.

•                  Recently, the company acquired certain assets of SCIENTECH, Inc. that comprise its DoD Engineering Business Segment.  SCIENTECH, headquartered in Ogden, Utah, performs engineering and technical services for the DoD, and expands SAIC’s presence in Ogden, enhancing SAIC’s services to the Air Force Materiel Command customers at Hill Air Force Base.

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•                  SAIC announced that it completed the acquisition of VGS, Inc., an employee-owned information technology systems integrator, based in Fairfax, Va.

SAIC is the nation’s largest employee-owned research and engineering company, providing information technology, systems integration and eSolutions to commercial and government customers.  SAIC engineers and scientists work to solve complex technical problems in national and homeland security, energy, the environment, space, telecommunications, health care, transportation and logistics.  With annual revenues of $5.9 billion, SAIC and its subsidiaries, including Telcordia Technologies, have more than 38,000 employees at offices in more than 150 cities worldwide.  More information about SAIC can be found on the Internet at www.saic.com.

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Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by such forward-looking statements.  Some of these factors include, but are not limited to, the risk factors set forth in the Company’s Annual Report on Form 10-K for the period ended January 31, 2003, and such other filings that the Company makes with the SEC from time to time.  Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.